Exhibit 11
Big Rock Partners Acquisition Corp.
2645 N. Federal Highway, Suite 230
Delray Beach, FL 33483

May 24, 2021

Big Rock Partners Sponsor, LLC
c/o Big Rock Partners Acquisition Corp.
2645 N. Federal Highway, Suite 230
Delray Beach, FL 33483

BRAC Lending Group LLC
c/o David Nussbaum
EarlyBirdCapital, Inc.
366 Madison Avenue, 8th Floor
New York, NY 10017

Re: Sponsor Forfeiture

Ladies and Gentlemen:

Big Rock Partners Sponsor, LLC (“Sponsor”) and BRAC Lending Group LLC (“BRAC”) hold shares of common stock of Big Rock Partners Acquisition Corp. (“BRPA”), par value $0.001 per share (“BRPA Common Stock”). It is a condition to the consummation (“Closing”) of the transactions contemplated under the Agreement and Plan of Merger, dated as of December 13, 2020 (as amended, the “Merger Agreement”) by and among BRPA, Big Rock Merger Corp., and NeuroRx, Inc., that Sponsor and BRAC enter into an agreement with BRPA providing for the forfeiture and escrow of certain shares of BRPA Common Stock. Accordingly, Sponsor, BRAC, and BRPA agree as follows:

(a)
Sponsor and BRAC shall forfeit, and BRPA shall terminate and cancel as of the Closing, (i) an aggregate of 875,000 shares of BRPA Common Stock (the “Initial Forfeited Shares”) and (ii) one share of BRPA Common Stock for each share of BRPA Common Stock validly redeemed in connection with the solicitation of approval of the Merger Agreement and related transactions by the holders of BRPA Common Stock originally issued in BRPA’s initial public offering pursuant to the terms of BRPA’s Amended and Restated Certificate of Incorporation, up to a maximum of 300,000 shares of BRPA Common Stock (the “Additional Forfeited Shares,” and together with the Initial Forfeited Shares, the “Forfeited Shares”), with the allocation of the Forfeited Shares between the Sponsor and BRAC as set forth on Exhibit A hereto;

(b)
Sponsor shall subject an aggregate of 125,000 shares of BRPA Common Stock owned by Sponsor to escrow (the “Sponsor Earnout Shares”), which Sponsor Earnout Shares shall either be released from escrow to the Sponsor upon the achievement of the Earnout Shares Milestone (as such term is defined in the Merger Agreement) or terminated and cancelled by BRPA on December 31, 2022 in the event that the Earnout Shares Milestone is not achieved; and

(c)
Sponsor and BRAC shall enter into an amendment to that certain stock escrow agreement entered into between Continental Stock Transfer & Trust Company, BRPA, BRAC, Sponsor, and the other parties thereto, on November 20, 2017 (as amended by that certain letter agreement dated November 17, 2018) providing, among other things, for the forfeiture and cancellation of the Forfeited Shares, the escrow of the Sponsor Earnout Shares, and the shortening of the escrow period as provided therein.

Please indicate your agreement to the foregoing by signing in the space provided below.

[signature page follows]

Very truly yours,

BIG ROCK PARTNERS ACQUISITIONS CORP.

By: /s/ Richard Ackerman________________
Name: Richard Ackerman
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

BIG ROCK PARTNERS SPONSOR, LLC

By:
/s/ Richard Ackerman_________________
Name: Richard Ackerman
Title: Managing Member

BRAC LENDING GROUP LLC

By:
/s/ David M. Nussbaum________________
Name: David M. Nussbaum
Title: Managing Member

[Signature Page to Sponsor Forfeiture Agreement]

Exhibit A

Name	Initial Forfeited Shares	Maximum Additional Forfeited Shares	Sponsor Earnout Shares
Big Rock Partners Sponsor, LLC	5,435	39,130	125,000
BRAC Lending Group LLC	869,565	260,870	0
TOTAL	875,000	300,000	125,000